Exhibit 99(s)(1)

The Lazard Funds, Inc.

Lazard Retirement Series, Inc.

Lazard Alternative Emerging Markets 1099 Fund

(each, the “Fund”)

Power of Attorney

Each person whose signature appears below and who is a Trustee of Lazard Alternative Emerging Markets 1099 Fund and a Director of each of the other above-listed Funds hereby constitutes and appoints Nathan A. Paul, Mark R. Anderson and Tamar Goldstein, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments to the Fund’s Registration Statement (including post-effective amendments and amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Charles L. Carroll Charles L. Carroll	Director	April 29, 2015

/s/ Ashish Bhutani Ashish Bhutani	Director	April 29, 2015

/s/ Franci J. Blassberg Franci J. Blassberg	Director	April 29, 2015

/s/ Kenneth S. Davidson Kenneth S. Davidson	Director	April 29, 2015

/s/ Nancy A. Eckl Nancy A. Eckl	Director	April 29, 2015

/s/ Trevor W. Morrison Trevor W. Morrison	Director	April 29, 2015

/s/ Richard Reiss, Jr. Richard Reiss, Jr.	Director	April 29, 2015

/s/ Robert M. Solmson Robert M. Solmson	Director	April 29, 2015